TRANSITION AND RETIREMENT AGREEMENT

        THIS TRANSITION AND RETIREMENT AGREEMENT (the “Agreement”) entered into on September 22, 2004, by and between COVENTRY HEALTH CARE INC., a Delaware corporation (the “Company”), with its principal office in Bethesda, Maryland, and Allen F. Wise, a resident of Potomac, Maryland (:Executive”).

        WHEREAS, Executive is the Chief Executive Officer of the Company and a member of its Board of Directors (the “Board”) and is the subject of an employment agreement entered into with the Company on December 18, 2000 (the “Prior Agreement”); and

        WHEREAS, Executive has announced his intention to retire on August 21, 2007 (the “Retirement Date”) and Executive and the Board have determined that it is in the best interest of the Company for Executive to cease to be Chief Executive Officer on January 1, 2005, be employed by the Company as its non-executive Chairman, assist his successor to achieve success in his new position and then retire on the Retirement Date; and

        WHEREAS, in consideration of the years of valuable service provided by Executive to the Company and his agreement to cooperate with the Company in transitioning his duties to his successor and to provide the Company with covenants against competition, solicitation of employees and disclosure of confidential information, both parties desire to enter into an agreement that will reflect the compensation and other benefits to which Executive will be entitled by reason of his retirement and the other agreements between the parties;

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

    1.        Effectiveness of the Agreement. Except as specifically provided herein, the Prior Agreement shall remain in effect until December 31, 2004, and from and after that date shall be superceded by this Agreement and be of no further force or effect.

    2.        Transition of Duties and Retirement. Effective on January 1, 2005, Executive shall resign all positions (including without limitation all officer and director positions) with the Company and its subsidiaries except that Executive shall be the non-executive Chairman (“Chairman”) of the Company and shall remain a member of the Board for his current term and all subsequent terms for which he is elected by the shareholders of the Company. In his role as Chairman, executive shall continue as an employee of the Company and shall perform those duties reasonably requested of him by the Board or the Company’s Chief Executive Officer within the scope of Executive’s business experience and expertise, except that such duties shall not conflict with any subsequent business activities that Executive, in his sole discretion, determines to pursue. Executive and the Company agree that Executive shall retire on the Retirement Date and that Executive shall then be considered to have retired for all Company purposes, including all plans, benefits and programs which the Company maintains or has maintained and in which Executive participated during the term of his employment by the Company. Until the Retirement Date, Company shall furnish Executive with secretarial support comparable to the level he currently enjoys for up to 15 hours per week.

    3.        Payments, Benefits and Indemnification.

    (a)        Pursuant to the prior Agreement, Executive shall continue to serve as President and Chief Executive Officer and receive his regular base salary, annual incentive and long-term incentives and continue to participate in all benefit plans and programs of the Company and to receive all perquisites through December 31, 2004. On and after January 1, 2005, the Company shall provide Executive with the compensation, benefits and perquisites set forth on Exhibit A to this Agreement, which is incorporated herein by reference. Executive and the Company acknowledge that Exhibit A is a complete and accurate summary of Executive’s expected rights and benefits under the Company’s benefit plans and programs due to Executive under this Agreement.

    (b)        All of Executive’s options to purchase shares of the Company shall continue to vest in accordance with their terms and shall be fully vested and non-forfeitable on the Retirement Date. All such options shall be exercisable upon retirement as provided by their terms and the Company’s Amended and Restated 1998 Stock Incentive Plan.

    (c)        The restricted stock awards granted to Executive in 2002 and 2003 shall continue to vest in accordance with their terms and shall be fully vested and non-forfeitable on the Retirement Date. If the performance conditions designated for the restricted stock awards granted to Executive in 2004 are met, those awards shall continue to vest in accordance with their terms and shall be fully vested in June, 2007.

    (d)        Executive shall continue during the term of this Agreement and after the Retirement Date to retain his rights to indemnification by the Company, or through any insurance purchased by the Company, to the maximum extent that Executive would have been entitled to indemnification at any time during his employment by the Company as set forth in Section 6.1 of the Prior Agreement.

    (e)        As soon as practicable following the execution of this Agreement, the Company shall pay Executive’s counsel all documented legal fees and expenses arising in representing Executive in the preparation of this Agreement and, particularly, in advising Executive as to the consequences to him of Sections 3 and 4 of this Agreement.

    4.        Restrictive Covenants.

    (a)        Confidential Information. The provisions of Section 5.3 of the Prior Agreement shall continue in full force and effect.

    (b)        Non-Compete. Executive will not “Compete with the Company,” as defined in Section 5.4 of the Prior Agreement, prior to the Retirement Date.

    (c)        Non-Solicitation. Prior to the Retirement Date, without the Company’s permission, Executive will not solicit,hire or encourage any managerial or higher level employee of the Company, or of any of its affiliates or subsidiaries, to accept employment with an entity other than the Company unless that individual’s employment with the Company has been severed more than 12 months prior thereto.

    5.        Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by overnight mail or fax, as follows (provided that notice of change of address shall be deemed given only when received):

    If to the Company, to:

      COVENTRY HEALTH CARE INC.
      6705 Rockledge Drive, Suite 900
      Bethesda, Maryland 20817
        Attention: President

    With a copy to:

     Bass, Berry & Sims PLC315
     Deaderick Street, Suite 2700
     Nashville, TN 37238-3001
       Attention: Bob F. Thompson, Esquire

     If to Executive, to:

     Allen F. Wise
     114000 Glenn Road
     Potomac, MD 20854

    With a required copy to:

     Morgan, Lewis & Bockius LLP
     1701 Market Street
     Philadelphia, PA 19103
      Attention: Robert J. Lichtenstein, Esquire

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

    6.        Subsequent Statements; Non-Disparagement. Executive and the Company agree to mutually develop any oral or written statements to be given as to the terms and reasons for Executive’s retirement and separation from the Company and to Executive’s performance while an executive of the Company. Nothing contained herein shall limit communication in connection with enforcing the terms of this Agreement. Executive and the Company, acting through it directors, officers and employees, each agree not to disparage or impugn the character or reputation or business practices of the other.

    7.        Contents of Agreement; Amendment and Assignment.

    (a)        This Agreement supersedes all prior agreements, including the Prior Agreement except to the extent set forth herein, except the plans and programs listed on Exhibit A to the extent set forth in this document or in Exhibit A, and otherwise sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized representative and by Executive.

    (b)        All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive.

    8.        Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

    9.        Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

    10.        Death Benefits. In the event of Executive’s death prior to the Retirement Date, the provisions of this Agreement shall continue in full force and effect and all payments and benefits due under Section 2 of this Agreement, including Exhibit A, shall be paid to Executive’s beneficiary(ies), when otherwise due in accordance with this Agreement without regard to Executive’s death and no pro-ration shall apply by reason of his death. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive that payment following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative.

    11.        Withholding. The Company may withhold from any payments under this Agreement the Withholding Taxes. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

    12.        Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

    13.        Governing Law. This Agreement shall be governed by and interpreted under the laws of the state of Maryland without giving effect to any conflict of laws provisions.

        IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the date first above written.

COVENTRY HEALTH CARE INC.

By /s/ John H. Austin	/s/ Allen F. Wise
ALLEN F. WISE

EXHIBIT A

A.     January 1 to December 31, 2005:

    1.        $750,000 base salary

    2.        Coventry Health Care Inc. Executive Management Incentive Plan (“MIP”), incentive for 2004 determined by the Compensation Committee of the Board (the “Committee”), with the incentive payment made in 2005, i.e., no deferral of payment

    3.        Continued participation in the:

    a.        Coventry Health Care Inc. 2005 MIP, incentive determined by the Committee, taking into account, in evaluating 2005 results, the contribution to the business by Executive in 2004, with 50% of the full bonus paid in February, 2006 and the remaining 50% deferred into the ERP for distribution no later than July 1, 2006 with performance goals mutually agreed upon between Executive and the Company

    b.        Coventry Health Care Inc. Executive Retention Plan (the “ERP”) with a minimum cash award of 55% plus 50% match in phantom shares to be consistent with that awarded to other senior executives – all benefits to be fully vested on the Retirement Date based on performance goals mutually agreed upon between Executive and the Company and ultimately paid in cash in July, 2006

    c.        Coventry Health Care Inc. Supplemental Executive Retirement Plan (the “SERP”) with all contributions made by or credited to Executive fully vested no later than the Retirement Date

    d.        All employee benefit programs, plans and arrangements maintained by the Company for employees or executives generally or for certain specific executives including Executive, including up to $12,000 for legal, tax and financial planning (the “Financial Allowance”), an automobile at a level equal to that currently enjoyed by Executive (the “Auto Allowance”), and up to 75 hours of personal airplane useage (the “Airplane Allowance”) plus a tax equalization bonus paid to Executive such that there is no net cost to Executive of the Financial Allowance, the Auto Allowance or the Airplane Allowance for any taxes that would be due.

B.     January 1 to December 31, 2006:

    1.        $750,000 base salary

    2.        Continued participation in the:

    a.        The SERP with all contributions made by or credited to Executive fully vested no later than the Retirement Date.

    b.        All employee benefit programs, plans and arrangements maintained by the Company for employees or executives generally or for certain specific executives including Executive, including the Financial Allowance, the Auto Allowance and the Airplane Allowance plus a tax equalization bonus paid to Executive such that there is no net cost to Executive of the Financial Allowance, the Auto Allowance or the Airplane Allowance for any taxes that would be due.

C.     2007

    1.        The Airplane Allowance plus a tax equalization bonus paid to Executive such that there is no net cost to Executive of the Airplane Allowance for any taxes that would be due.

    2.        Director fees

D.     The Company shall reimburse Executive for all expenses reasonably incurred by him during his employment in the performance of services under the Agreement, within 15 days of receipt by the Company of invoices setting forth a description of the items for which reimbursement is sought together with the cost or fair market value of such items and copies of invoices, receipts, credit card statements or other appropriate supporting documentation.